SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2006

CBOT HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-32650	36-4468986
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

141 West Jackson Blvd.

Chicago, Illinois 60604

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (312) 435-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On March 6, 2006, the Registrant and its wholly owned subsidiary, the Board of Trade of the City of Chicago, Inc. (the “CBOT” and together with the Registrant, the “Company”), entered into a Retirement Agreement with Carol A. Burke, the former Executive Vice President and General Counsel of the Company, setting forth the terms of her retirement from the Company and related payments and benefits. Under the terms of the agreement, Ms. Burke will receive a 2005 performance bonus of $200,000, a payment of $283,560 under the Company’s excess 401(k) and supplemental pension plan for 2005 and accrued vacation of $27,644. Ms. Burke will also be entitled to her base salary of $575,000 for 2006, in accordance with the terms of her employment agreement, payable on the Company’s regular payroll dates, and $463,796 in lieu of 2006 bonus, supplemental retirement and other payments.

In addition, Ms. Burke will receive $500,000 in recognition of the substantial contributions that she has made during her career of more than 22 years with the Company, and in 2007 she will receive a payment equal to the difference between the closing price per share of the Company’s Class A common stock on October 18, 2006 and $54.00, which was the exercise price of stock options granted to Ms. Burke in connection with the Company’s initial public offering that terminated in connection with her retirement, multiplied by 5,000, which is the number of options that would have otherwise vested on October 18, 2006. Ms. Burke will also receive reimbursement of up to $100,000 for legal fees and outplacement costs.

Ms. Burke also will be entitled to life, medical and dental benefits from the Company in the same manner as provided to retired employees who are eligible for early retirement under the Company’s qualified pension plan (or, if greater, such retiree benefits provided under any current plan covering senior executives), as well as the right to participate in disability insurance programs offered to retirees. She is also entitled to receive at her election post-employment insurance coverage at her cost in accordance with the terms of her employment agreement, and any conversion right or COBRA right available under the Company’s welfare plans. Ms. Burke will also receive her pension benefits under the Company’s qualified pension plan.

The Retirement Agreement includes a general release of all claims by the parties, as well as a waiver by the Company of the non-compete included in Ms. Burke’s employment agreement.

Approximately $1.5 million of the payments due under the Retirement Agreement, primarily related to 2005 bonus and supplemental retirement benefits, contractual payments under Ms. Burke’s employment agreement and estimated severance costs, were accrued during 2005. The balance of the payments, estimated to be approximately $1.0 million based on the current share price, will be recorded in the first quarter of 2006.

A copy of the Retirement Agreement has been filed as Exhibit 10.1 to this Current Report on Form 8-K.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

.	CBOT HOLDINGS, INC.

Date: March 6, 2006	By:	/s/ Bernard W. Dan
	Name:	Bernard W. Dan
	Title:	President and Chief Executive Officer

2

EXHIBIT INDEX

No.	Description

10.1	Retirement Agreement, dated March 6, 2006, among Carol A. Burke, CBOT Holdings, Inc. and the Board of Trade of the City of Chicago, Inc.

3